Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

URSTADT BIDDLE PROPERTIES INC.

ARTICLE I

FORMATION OF CORPORATION

Urstadt Biddle Properties Inc. (the “Corporation”) was formed on December 30, 1996 under the Maryland General Corporation Law (the “MGCL”) by incorporator J.W. Thompson Webb, whose post office address is 10 Light Street, Baltimore, Maryland 21202, being at least 18 years of age.

ARTICLE II

NAME

The name of the corporation is Urstadt Biddle Properties Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Maryland MGCL as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Capitol Corporate Services, Inc., 3206 Tower Oaks Blvd, 4th floor, Rockville, MD 20852. The name of the resident agent of the Corporation in the State of Maryland is Capitol Corporate Services, Inc., whose address is 3206 Tower Oaks Blvd, 4th floor, Rockville, MD 20852. The Corporation may have such offices or places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE V

BOARD OF DIRECTORS

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors comprising the initial Board of Directors shall be one (1), which number may change by resolution of the Board of Directors from time to time; however, the total number of directors shall never be fewer than the minimum number required by the MGCL nor more than fifteen (15). The name of the director who shall act until the first meeting and until his successor is duly elected and qualified is Willing Biddle.

ARTICLE VI

STOCK

The total number of shares of stock of all classes which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share, and having an aggregate par value of ten dollars ($10).

The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or bylaws of the Corporation.

ARTICLE VII

LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

The Corporation shall pay or reimburse reasonable expenses in advance of a final disposition of the proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification provided that the individual first provides the Corporation with: (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland; and (b) a written undertaking by or on behalf of the individual to repay the amount advanced if it shall ultimately be determined that the applicable standard of conduct has not been met.

ARTICLE VIII

STOCKHOLDER VOTING AND RELATED MATTERS

Section 1. Approval of Extraordinary Actions. Notwithstanding any provisions of law permitting or requiring any action to be taken or approved by the affirmative vote of holders of shares entitled to cast a greater proportion of votes, any such action shall be effective and valid if declared advisable by a majority of the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter.

Section 2. Business Combination Statute. Notwithstanding any other provision of the charter of the Corporation or any contrary provision of law, the Maryland Business Combination Act, Title 3, Title 6 of the MGCL, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL) of the Corporation any other person.

Section 3. Control Share Acquisition Statute. Notwithstanding any other provision of the charter of the Corporation or any contrary provision of law, the Maryland Control Share Acquisition Act, Title 3, Subtitle 7 of the MGCL, or any successor statute thereto, shall not apply any acquisition of securities of the Corporation by any person.

Section 4. Reservation of Right to Amend Charter. The Corporation reserves the right to make any amendment of the charter of the Corporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any of its outstanding stock.